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                                                                    EXHIBIT 12.2

                CENTERPOINT ENERGY, INCORPORATED AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (THOUSANDS OF DOLLARS)


                                                                            YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------------------
                                                                     1999             2000             2001
                                                                  -----------      -----------      -----------
Income from continuing operations ...........................     $ 1,631,697      $   245,516      $   499,378

Income taxes for continuing operations ......................         885,528          236,084          257,378

Minority interest expense (income) ..........................              --              (37)             (36)

Capitalized interest ........................................         (14,675)         (10,803)          (9,125)

Preference security dividend requirements of subsidiary .....            (599)            (762)          (1,304)

                                                                  -----------      -----------      -----------
                                                                    2,501,951          469,998          746,291
                                                                  -----------      -----------      -----------

Fixed charges, as defined:

   Interest .................................................         488,868          509,773          551,298

   Capitalized interest .....................................          14,675           10,803            9,125

   Distribution on trust preferred securities ...............          51,219           54,358           55,598

   Preference security dividend requirements of subsidiary ..             599              762            1,304

   Interest component of rentals charged to operating expense          15,680           15,243           15,114

                                                                  -----------      -----------      -----------
   Total fixed charges ......................................         571,041          590,939          632,439
                                                                  -----------      -----------      -----------

Earnings, as defined ........................................     $ 3,072,992      $ 1,060,937      $ 1,378,730
                                                                  ===========      ===========      ===========

Ratio of earnings to fixed charges ..........................            5.38             1.80             2.18
                                                                  ===========      ===========      ===========